Exhibit 99.1

Stephen C. Farrell Appointed to STAAR Surgical Board of Directors

Company Also Reports Adoption of Governance Changes

MONROVIA, CA, December 17, 2015--STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, today announced that its Board of Directors has appointed Stephen C. Farrell to the Company’s Board, effective January 1, 2016. His appointment expands the number of directors to eight. Mr. Farrell is the fifth new director appointed and the third recommended by shareholders for addition to the Board since June of 2014.

Mr. Farrell is the Chief Executive Officer and a Director of Convey Health Solutions, a private equity sponsored technology-enabled healthcare business process outsourcer that manages end-to-end insurance processes for business clients. He also currently serves as a member of the Board of Directors of BioTime, Inc. (NYSE MKT:BTX), a leader in the field of regenerative medicine. Prior to Convey Health, Mr. Farrell served as the Executive Vice President and Chief Financial Officer of Stream Global Services, a business process services company. From 1999 to 2007, Mr. Farrell served in a variety of roles, including President and Chief Operating Officer, at PolyMedica Corporation, a diabetes healthcare company that was sold to Medco Health Solutions in 2007. He has previously served as a member of the Board of Directors and Chair of the Audit Committee of Questcor Pharmaceuticals, a specialty pharmaceuticals company that was acquired by Mallinckrodt Plc in 2014. Mr. Farrell also spent five years as a Senior Manager at PricewaterhouseCoopers auditing leading public companies. He is a graduate of Harvard University and earned an MBA at the University of Virginia Darden School of Business.

“Stephen brings significant operating, financial and board experience to STAAR. He has a strong knowledge of healthcare, holding executive leadership positions at Convey Health and PolyMedica as well as serving on the Board of Directors of Questcor and BioTime. His expertise in healthcare, accounting and financial stewardship will add a valuable skill set and perspective to our Board. We look forward to his contributions,” said Mark Logan, Chairman of the Board of STAAR Surgical.

STAAR also announced today that its Board has amended its bylaws to (i) adopt a majority vote standard for uncontested director elections and (ii) enable holders of at least 35% of the outstanding common stock of STAAR to call a special meeting. The Board’s actions are part of STAAR’s ongoing review of corporate governance practices and reflects the Board’s commitment to understanding and appropriately responding to shareholder recommendations. The Board plans to submit these amendments to its bylaws for shareholder ratification at its next meeting of shareholders in 2016.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 550,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

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